Exhibit 10.30

PATENT CROSS-LICENSE AGREEMENT

This Patent Cross-License Agreement (“Agreement”) is made and effective as of the date of the last signature hereon (“Effective Date”) by and between Data Domain, Inc., having a place of business at 2300 Central Expressway, Santa Clara, CA 95050, and Quantum Corporation, having a place of business at 1650 Technology Drive, Suite 700, San Jose, CA 95110.

RECITALS

WHEREAS, the parties to this Agreement each owns certain patents and patent applications, expects to file additional patent applications, and wishes to enter a cross-license agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1 - DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1.1	“DD” means Data Domain, Inc..

1.2	“Quantum” means Quantum Corporation and.

1.3	“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediates, is controlled by the first entity. For purposes of this definition and the definition of Related Company only, the term “control” means the possession of the power to direct or cause the direction of the management and policies of an entity through direct or indirect ownership of (or the contractual right to direct the voting of) more than fifty percent (50%) of the voting interest in the entity in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.4	“Foundry Products” means and includes any product(s) which are either (i) designed by or for a third party without substantial input from one of the parties (or an Affiliate) hereto (the “Acting Party”), and manufactured, reproduced, sold, leased, licensed or otherwise transferred from the Acting Party to such third party or to customers of such third party; or (ii) designed, manufactured, reproduced, sold, leased, licensed or otherwise transferred through or by the Acting Party for the primary purpose of circumventing any Licensed Patents of the other party to this Agreement for the primary benefit of a third party that would otherwise have been viewed as the source of such product and would have required a license to the other party’s Licensed Patents.

1.5	“Tape Technology” shall mean magnetic recording tape, tape cartridges, tape heads, tape drives, and tape libraries.

1.6	A party’s “Licensed Patents” means each and every patent and patent application and all patents that ever issue therefrom, worldwide, that (a) claims or is entitled to claim a priority date of or prior to the Cut-Off Date; (b) is filed or owned or controlled at any time on or prior to the Cut-Off Date by such party and/or its respective Affiliates, or cites such a patent or patent application for priority; and (c) describes or claims (i) any aspect of data storage and/or data transmission, or (ii) any invention having any utility or application of, to or in data storage and/or data transmission (even if such utility or application of, to or in data storage and/or data transmission is not stated in the patent or patent application). Licensed Patents shall not include any claim of a patent or patent application to the extent it claims only Tape Technology or any method specifically for making Tape Technology. Notwithstanding the foregoing, if a patent right that would otherwise qualify as a party’s Licensed Patent is subject to a running royalty payable to an unrelated third party as a result of such party’s acquisition of such patent right, that patent right will nevertheless be excluded from that party’s Licensed Patents unless the other party agrees to pay any such royalty resulting from its use or practice thereof for which it receives adequate documentation allowing it to calculate such royalty; each party will use reasonable efforts to promptly notify the other of any such patent rights and the applicable royalty terms related thereto.

1.7	A party’s “Licensed Technology” means any method, device, or product or service excluding Tape Technology made, sold, leased, or used by or on behalf of either a party and/or its Affiliates in connection with any aspect of data storage and/or data transmission, the manufacture, production, use, sale or importation of which have infringed or, in the absence of this Agreement, would infringe any of the other party’s Licensed Patents.

1.8	The “Consideration” means the one-time delivery of stock to Quantum in the amount set forth in Section 5.1.

1.9	The “Cut-Off Date” is January 1, 2012 or, if earlier, the date following an Acquisition of a party on which such party or its successor notifies the other party that no entirely new patent applications (e.g., not applications that claim or are entitled to claim priority from Licensed Patents) or patents issuing from such entirely new patent applications will become part of the licenses under this Agreement (which such party or its successor may do at any time).

1.10	An “Acquisition” of a party means a transaction resulting in a third party (a) having control (as defined in Section 1.3) of that party or (b) purchasing all or substantially all of that party’s assets or business.

1.11	“Related Company” of an entity means any other entity that, directly or indirectly, through one or more intermediates, is controlled by, controls or is under common control with the first entity.

Section 2 - MUTUAL LICENSE GRANTS

2.1	Effective upon delivery of the Consideration pursuant to Section 5.1, DD hereby grants (on behalf of itself and its Affiliates) to Quantum, and Quantum hereby accepts upon the terms and conditions specified herein, a non-exclusive, worldwide, personal license under DD’s Licensed Patents, effective January 1, 2007, to make, have made, use, sell, offer for sale, and import Licensed Technology for the benefit of Quantum and/or for the benefit of any of Quantum’s direct or indirect customers (including its distribution channel). This license (a) does not include any right to sublicense, except to its Affiliates while they remain Affiliates, and except as necessary for distribution and use of the Licensed Technology; (b) is non-transferable, except per the terms set forth in Section 6; and (c) does not include any right regarding Foundry Products. In addition, effective upon delivery of the Consideration pursuant to Section 5.1, DD covenants (for itself and its Affiliates) not to sue anyone under DD’s Licensed Patents based in whole or in part on their past, current or future use, sale, offer for sale, importation, or exportation of Quantum’s Licensed Technology covered by the above license or that would have been covered by the above license if such sale, offer for sale, importation, or exportation had occurred after such license became effective.

2.2	Effective upon delivery of the Consideration, pursuant to Section 5.1, Quantum hereby grants (on behalf of itself and its Affiliates) to DD, and DD hereby accepts upon the terms and conditions specified herein, a non-exclusive, worldwide, personal license under the Licensed Patents of Quantum, effective January 1, 2007, to make, have made, use, sell, offer for sale, and import Licensed Technology for the benefit of DD and/or for the benefit of any of DD’s direct or indirect customers (including its distribution channel). This license (a) does not include any right to sublicense, except to its Affiliates while they remain Affiliates, and except as necessary for distribution and use of the Licensed Technology; (b) is non-transferable, except per the terms set forth in Section 6; and (c) does not include any right regarding Foundry Products. In addition, effective upon delivery of the Consideration pursuant to Section 5.1, Quantum covenants (for itself and its Affiliates) not to sue anyone under Quantum’s Licensed Patents based in whole or in part on their past, current or future use, sale, offer for sale, importation, or exportation of DD’s Licensed Technology covered by the above license or that would have been covered by the above license if such sale, offer for sale, importation, or exportation had occurred after such license became effective.

2.3	In the event that DD or any Affiliate assigns or transfers any ownership rights in DD’s Licensed Patents (or rights to enforce such Licensed Patents), DD shall require as a condition of any such assignment that the assignee agree to be bound by the provisions of this Section with respect to DD’s Licensed Patents. Any purported assignment or transfer of rights in derogation of the foregoing requirement shall be null and void.

2.4	In the event that Quantum or any Affiliate assigns or transfers any ownership rights in Quantum’s Licensed Patents (or rights to enforce such Licensed Patents), Quantum shall require as a condition of any such assignment that the assignee agree to be bound by the provisions of this Section with respect to Quantum’s Licensed Patents. Any purported assignment or transfer of rights in derogation of the foregoing requirement shall be null and void.

2.5	There are no implied licenses granted to Quantum or DD or any third party under this Agreement. Any such implied license is expressly rejected and disclaimed. This Section 2.5 is not intended to, and will not be deemed to, avoid the effect of patent exhaustion.

2.6	No other intellectual property rights are granted under this Agreement, including without limitation copyrights, trademarks and trade secrets.

Section 3 - MARKING

3.1	To the extent that Quantum or its Affiliates produces any product that would infringe one or more of DD’s Licensed Patents but for this Agreement, Quantum shall use commercially reasonable efforts to try to mark that product in a manner sufficient to preserve DD’s and its Affiliates’ rights under 35 U.S.C. § 287, upon DD’s specific written request to Quantum to do so.

3.2	To the extent that DD or its Affiliates produces any product that would infringe one or more of Quantum’s Licensed Patents but for this Agreement, DD shall use commercially reasonable efforts to try to mark that product in a manner sufficient to preserve Quantum’s and its Affiliates’ rights under 35 U.S.C. § 287, upon Quantum’s specific written request to DD to do so.

Section 4 - MUTUAL RELEASE

4.1	Subject to the terms of this Agreement and effective only upon delivery of the Consideration pursuant to Section 5.1, (a) DD (for itself and its Affiliates) hereby releases and forever discharges Quantum (and its Affiliates), and Quantum (for itself and its Affiliates) hereby releases and forever discharges DD (and its Affiliates), from any and all claims, liens, demands, causes of action, obligations, losses, damages, and liabilities, known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, anywhere in the world, that they (or their Affiliates) have or may have at any time for any past act or conduct of any kind prior to and including the Effective Date (“Claims”) and (b) each party (for itself and its Affiliates) hereby releases and discharges any Claims to which the covenant not to sue of the last sentence of Sections 2.1 or 2.2 (as applicable) applies.

4.2	DD and Quantum (for themselves and their Affiliates) each expressly waives as to the other the provisions of Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES

NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING

THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY

AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Section 5 - CONSIDERATION

5.1	Upon the execution of this Agreement, DD shall issue 390,000 shares of DD’s Common Stock (the “Shares”) to Quantum.

5.2	Quantum understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from DD in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. In this connection, Quantum represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.3	Quantum believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. Quantum acknowledges that it is able to fend for itself and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

5.4	Quantum agrees not to make any disposition of all or any portion of the Shares unless and until: (a) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) Quantum shall have furnished DD with an opinion of counsel, reasonably satisfactory to DD, that such disposition will not require registration of the Shares under the Act. It is agreed that DD will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

5.5	It is understood that the certificates evidencing the Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

5.6	DD agrees to amend and restate its existing Investors’ Rights Agreement, in the form attached hereto as Exhibit A (the “Amended Rights Agreement”), in order to provide Quantum with certain registration rights thereunder and to provide that (subject to the terms and conditions of the Amended Rights Agreement) the Shares issued to Quantum pursuant to Section 5.1 above shall be fully registrable and saleable in DD’s initial underwritten public offering of its Common Stock (“IPO”) and, to the extent so sold in such IPO, shall not be subject to any lock-up restrictions. Immediately upon execution of this Agreement, DD shall deliver an executed copy of the Amended Rights Agreement to Quantum, and Quantum shall sign the Amended Rights Agreement and become a party thereto.

5.7	DD represents and warrants that the Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, under the Amended Rights Agreement, and under applicable state and federal securities laws.

Section 6 - CHANGE OF CONTROL

6.1	This Agreement and the rights and obligations herein may not be assigned by either party without the other party’s written consent, except to a Permitted Assignee. A “Permitted Assignee” is an assignee that is a successor to all or substantially all of the assets or business or equity of a party. In the event of an assignment from a party to a Permitted Assignee, the Permitted Assignee shall have thirty (30) days to provide written notice to the other party that it has accepted the assignment of this Agreement, and shall be subject to its provisions in the place of the assigning party. Any purported assignment in derogation of the foregoing requirement shall be null and void.

6.2	If an Acquisition has occurred with respect to a party (whether or not this Agreement has been assigned) and that party (or its assignee) or any Related Company thereof sues the other party or any of its Affiliates for patent infringement (or sues a customer or distribution channel member of such other party or any of its Affiliates for patent infringement on account of a product or service provided directly or indirectly by such other party or any of its Affiliates) then the license (and covenant not to sue with respect to infringements occurring thereafter) granted herein to the party or assignee that is (or whose Related Company is) suing will terminate unless the suit is dismissed within 20 days of notice.

Section 7 - CONFIDENTIALITY

7.1	The parties will issue a joint press release regarding this Agreement at a time, in a manner and with the content to be agreed. Either party may refer to or distribute copies of that press release at any time in the future.

7.2	Subject to the exceptions set forth in this Section, all terms of this Agreement are to be kept confidential. If disclosure of this Agreement, any of the terms hereof is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority, or body: (i) the parties shall apply reasonable efforts to use legitimate and legal means reasonably available to minimize the disclosure to third parties of the content of the Agreement, including without limitation seeking a confidential treatment request or protective order; (ii) the disclosing party shall inform the other party at least ten (10) business days in advance of the disclosure, or promptly upon becoming aware of such requirement, if less; and (iii) if legally possible the disclosing party shall give the other party a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure. Each party may also disclose this Agreement on a confidential basis to its advisors and potential investors and acquirors.

Section 8 - TERM

8.1	Except to the extent expressly otherwise provided in this Agreement, this Agreement (and the licenses granted herein) shall remain in force and effect until the date that the last claim of the Licensed Patents expires, or (if earlier), the date a final decree of invalidity of the last remaining Licensed Patent is entered from which no appeal or other judicial recourse can be, or is, taken.

Section 9 - REPRESENTATIONS; DISCLAIMER; LIMITATION OF LIABILITY

9.1	Except as set forth herein, the parties make no express or implied warranty or representation with respect to the Licensed Patents, including without limitation any warranty or representation regarding the usefulness, merchantability, functional effectiveness, safety, performance or fitness for any particular use of any products or services covered by the licenses granted hereunder.

9.2	IN NO EVENT SHALL EITHER DD OR QUANTUM BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED OR INCURRED IN CONNECTION WITH THIS AGREEMENT OR THE LICENSES GRANTED HEREUNDER.

9.3	DD and Quantum each represents and warrants: (a) that it has the full power to enter into this Agreement; and (b) that it has not entered into and shall not enter into any agreement with another party which is inconsistent or in conflict with this Agreement in any respect.

9.4	Other than the express warranties of this Section, there are no other warranties, express or implied or statutory.

Section 10 - MISCELLANEOUS

10.1	Governing Law and Venue. This Agreement shall be interpreted, governed, construed, applied and enforced in accordance with the laws (without regard to principles of conflict of law matters) of the State of California. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

10.2	Notice to Affiliates. Each party shall provide timely written notice of this Agreement to each of its present and future Affiliates and Related Companies.

10.3	Notice to Each Other. Any notice or request to a party to this Agreement that is required or permitted to be given in connection with this Agreement or the subject matter hereof shall be in writing and shall be deemed to have been sufficiently given when sent by registered air mail or overnight courier, postage or charges prepaid and addressed as follows:

If to DD:	If to Quantum:

Data Domain, Inc.	Quantum Corporation
2300 Central Expressway	1650 Technology Dr., #700
Santa Clara, CA 95050	San Jose, CA 95510
Attn: Chief Financial Officer	Attn: General Counsel

With copy to:
Attn: In-house Counsel

The date of receipt shall be deemed to be the date when such notice or request has been given. Any party may give written notice of a change of address; and after notice of such change has been received, any notice or request shall thereafter be given to such party as provided above at such changed address.

10.4	Severability/Invalidity. If any provision of this Agreement shall be held to be invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction, such holding shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or of rendering any other provision in this Agreement as being invalid, inoperative, illegal or unenforceable. This Agreement shall be construed as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein. The parties shall substitute for the defective provision a valid, operative and enforceable provision which most closely approximates the economic effect and intent of the defective provision.

10.5	No Construction Against Drafter. If an ambiguity or question of intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement.

10.6	Entire Understanding. This instrument contains the entire understanding and the entire and only agreement between the parties and supersedes all pre-existing agreements between them respecting its subject matter. Any representation, promise, or condition in connection with such subject matter which is not expressly incorporated in this Agreement shall not be binding upon either party. No modification, renewal, extension, waiver, and no termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver or termination is sought, unless made in writing and signed on behalf of such party by one of its executive officers.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective duly authorized officers or representatives.

DATA DOMAIN, INC.		QUANTUM CORPORATION

By:	/s/ Michael P. Scarpelli	By:	/s/ Jon W. Gacek

Print:	Michael P. Scarpelli	Print:	Jon W. Gacek

Title:	CFO	Title:	EVP & CFO

Date:	3/12/07	Date:	3-13-07